LIVE NATION ENTERTAINMENT REPORTS FIRST QUARTER 2021 RESULTS

Highlights
Concerts Pipeline for 2022 Up Double Digits from 2019
Ticketmaster Continues Signing New Clients, Adding Over 5 Million Net New Fee-Bearing Tickets Year-To-Date
Sponsorship Commitments for 2022 Up Double Digits from 2019
$750 Million Cost Reduction and $1.5 Billion Cash Management Program Targets in 2021
LOS ANGELES – May 6, 2021 – Live Nation Entertainment, Inc. (NYSE: LYV) today released financial results for the quarter ended March 31, 2021.

Strong Progress on Reopening
When we reported our 2020 results in February, I was optimistic that we would soon be returning to live events, and since then, our confidence has increased for our key markets. In the U.S., over 40% of the population has received at least one vaccine dose and most states are now fully or partially reopen with more restrictions being lifted daily. In the U.K., over 50% of the population has received at least one vaccine dose and their reopening roadmap is tracking to plan. Although Europe remains a few months behind on vaccinations, they are progressing and recent discussions about reopening to international visitors this summer are encouraging.

Around the world, people are showing the need to get out and socialize once again which reinforces our expectation that a return to concerts will be the logical progression as vaccines are readily available to everyone who wants to get one. This is generally already the case in the U.S. where we are confidently planning our reopenings, particularly for outdoor shows, and we expect many of our other major markets will follow this summer.

Robust Fan Demand
Alongside these trends, we are also seeing the effects of significant pent-up demand as fans are buying tickets and events are selling out faster than ever before. In the U.S., Bonnaroo, Electric Daisy and Rolling Loud festivals all sold out in record time at full capacity. In the U.K., we have 11 festivals planned for this summer, including our largest ones - Reading, Leeds and Parklife - where tickets have already sold out, and in New Zealand, the country’s largest festival, Rhythm and Vines, also quickly sold out.

As we get further clarity on reopening timelines, we are announcing more tours for later this summer, including Dave Matthews, Luke Bryan, Maroon 5 and others to come, showing artists’ increasing confidence in performing this summer. Given the longer lead times associated with global arena and stadium tours, we expect these will start later this year and into 2022. We are already seeing confirmed major tour dates for 2022 up double digits from the same time pre-pandemic in 2019 for 2020. Many of these artists will have multi-year tours, spanning the U.S., Europe and often either Asia or Latin America, setting us up for a strong multi-year growth run.

Ticketing and Brand Partners Growing
Complementing our event pipeline, Ticketmaster continues to build its global client base to further accelerate its growth. This year, we have already added new clients representing over 5 million net new fee-bearing tickets, which we expect to grow further throughout the year as more venues prepare for 2022. With Ticketmaster’s client base increasingly shifting to digital ticketing, we will continue to enhance our offerings, ranging from upsell and improved advertising opportunities, as well as blockchain and NFT ability on the Ticketmaster platform.

Our brand partners remain engaged and are responding well to our reopening, and like our concerts business, our sponsorship pipeline of committed activity for 2022 is up double digits for next year relative to where it was at this time pre-pandemic in 2019 for 2020.

Like so many of you, I’m excited to get back to concerts over the next few months, and even more excited to see what I expect to be a non-stop 2022, that continues roaring into 2023 and beyond.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

a

Additional Information on Liquidity
At the end of the first quarter of 2021, the company had total cash and cash equivalents of $3.0 billion, which includes $1.1 billion of free cash. This free cash, along with $964 million of available debt capacity, gives the company $2.1 billion of available liquidity. The company believes this level of liquidity allows it to fund operations until the expected return of concerts beginning in the summer of 2021, preceded by ticket sales earlier in the year.

The company will webcast a teleconference today at 2:00 p.m. Pacific Time to discuss its financial performance, operational matters and potentially other material developments. Interested parties should visit the “News / Events” section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be posted to the “Financial Info” section of the website. A replay of the webcast will also be available on the Live Nation website.

Notice Regarding Financial Statements
The company has provided certain financial statements at the end of this press release for reference. These financial statements should be read in conjunction with the full financial statements, and the notes thereto, set forth in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission today and available on the SEC’s website at sec.gov.

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit investors.livenationentertainment.com.

Investor Contact:	Media Contact:
Amy Yong	Kaitlyn Henrich
IR@livenation.com	Media@livenation.com
(310) 867-7143

FINANCIAL HIGHLIGHTS – FIRST QUARTER
(unaudited; $ in millions)

	Q1 2021 Reported	Q1 2020 Reported	Growth	Q1 2021 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$239.4	$993.4	(76%)	$233.0	(77%)
Ticketing	28.3	284.3	(90%)	26.9	(91%)
Sponsorship & Advertising	22.6	90.3	(75%)	21.8	(76%)
Other and Eliminations	0.3	(2.3)	*	0.3	*
	$290.6	$1,365.7	(79%)	$282.0	(79%)

Operating Income (Loss)
Concerts	$(145.4)	$(161.1)	10%	$(142.8)	11%
Ticketing	(120.7)	(15.9)	*	(118.5)	*
Sponsorship & Advertising	(6.4)	38.2	*	(6.7)	*
Other and Eliminations	(0.4)	(1.5)	*	(0.3)	*
Corporate	(30.3)	(32.4)	6%	(30.3)	6%
	$(303.2)	$(172.7)	(76%)	$(298.6)	(73%)

Adjusted Operating Income (Loss)
Concerts	$(74.5)	$(88.1)	15%	$(73.4)	17%
Ticketing	(62.8)	44.9	*	(61.8)	*
Sponsorship & Advertising	3.5	46.6	(92%)	3.1	(93%)
Other and Eliminations	(2.2)	(2.8)	*	(2.2)	*
Corporate	(15.7)	(21.1)	26%	(15.7)	26%
	$(151.7)	$(20.5)	*	$(150.0)	*

* percentages are not meaningful

•As of March 31, 2021, total cash and cash equivalents were $3.0 billion, which includes $724 million in ticketing client cash and $1.1 billion in free cash.
•Event-related deferred revenue was $1.5 billion as of March 31, 2021, compared to $2.0 billion as of March 31, 2020. In addition, we had long-term deferred revenue of $230 million for events that have been rescheduled more than one year out as of March 31, 2021.
•For the three months ended March 31, 2021, net cash provided by operating activities was $74.6 million and free cash flow — adjusted was $(225.7) million.
•We currently expect capital expenditures for the full year to be approximately $150 million in 2021.

KEY OPERATING METRICS
(unaudited)

	Q1 2021	Q1 2020
	(in thousands except estimated events)
Concerts (1)
Estimated events:
North America	300	4,772
International	364	2,323
Total estimated events	664	7,095
Estimated fans:
North America	331	5,729
International	429	4,677
Total estimated fans	760	10,406
Ticketing (2)
Estimated number of fee-bearing tickets	6,581	36,204
Estimated number of non-fee-bearing tickets	10,556	55,254
Total estimated tickets sold	17,137	91,458

 _________

(1)Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)The fee-bearing tickets estimated above include primary and secondary tickets that are sold using our Ticketmaster systems or that we issue through affiliates. This metric includes primary tickets sold during the period regardless of event timing, except for our own events where our concert promoters control ticketing which are reported when the events occur. The non-fee-bearing tickets estimated above include primary tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, along with tickets sold on our “do it yourself” platform. These ticketing metrics are net of any refunds requested and any cancellations that occurred during the period and up to the time of reporting of these consolidated financial statements. Fee-bearing tickets sold above are net of refunds of 3.0 million and 7.3 million tickets for the first quarter of March 31, 2021 and 2020, respectively.

Reconciliation of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Free Cash Flow — Adjusted to Net Cash Provided by (Used in) Operating Activities

($ in millions)	Q1 2021	Q1 2020
Net cash provided by operating activities	$74.6	$631.7
Less: Changes in operating assets and liabilities (working capital)	(289.0)	(701.4)
Free cash flow from earnings	$(214.4)	$(69.7)
Less: Maintenance capital expenditures	(5.7)	(30.4)
Distributions to noncontrolling interests	(5.6)	(15.1)
Free cash flow — adjusted	$(225.7)	$(115.2)

Net cash provided by (used in) investing activities	$10.1	$(122.4)

Net cash provided by financing activities	$417.0	$382.4

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)	March 31, 2021
Cash and cash equivalents	$3,009.5
Client cash	(724.4)
Deferred revenue — event-related	(1,456.2)
Accrued artist fees	(13.4)
Collections on behalf of others	(58.2)
Prepaid expenses — event-related	347.7
Free cash	$1,105.0

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release, including the Supplemental Information that follows, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to statements regarding the company’s cost reduction program and cash management program targets in 2021; the company’s current expectations for the return to live concerts and reopenings; the company’s expectations that global arena and stadium tours will start later in 2021 and into 2022; the company’s positioning for a strong multi-year growth run; the company’s expectations that Ticketmaster’s growth in adding new clients will continue throughout 2021 as more venues prepare for 2022; Ticketmaster’s product offerings; concerts activity in 2022, 2023 and beyond; the company’s belief that its level of liquidity is sufficient to fund operations given anticipated concerts activity; and the company’s current expectations for capital expenditures in 2021. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before certain stock-based compensation expense, loss (gain) on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration obligations, and acquisition-related severance and compensation). We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior period’s currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow — Adjusted, or FCF, is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less changes in operating assets and liabilities, less maintenance capital expenditures, less distributions to noncontrolling interest partners. We use FCF among other measures, to evaluate the ability of operations to generate cash that is available for purposes other than maintenance capital expenditures. We believe that information about FCF provides investors with an important perspective on the cash available to service debt, make acquisitions, and for revenue generating capital expenditures. FCF is not calculated or presented in accordance with GAAP. A limitation of the use of FCF as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of our ability to fund our cash needs. Accordingly, FCF should be considered in addition to, and not as a substitute for, net cash provided by (used in) operating activities and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, FCF as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that we define as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. We use free cash as a proxy for how much cash we have available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Operating income (loss)	Stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Amortization of non-recoupable ticketing contract advances	Acquisition expenses	Adjusted operating income (loss) reported	Foreign exchange impact	Adjusted operating income (loss) constant currency

	Three Months Ended March 31, 2021

Concerts	$(145.4)	$17.5	$0.1	$62.9	$—	$(9.6)	$(74.5)	$1.1	$(73.4)
Ticketing	(120.7)	7.8	—	36.5	12.4	1.2	(62.8)	1.0	(61.8)
Sponsorship & Advertising	(6.4)	2.8	—	7.2	—	(0.1)	3.5	(0.4)	3.1
Other & Eliminations	(0.4)	—	—	—	(1.8)	—	(2.2)	—	(2.2)
Corporate	(30.3)	11.9	—	2.3	—	0.4	(15.7)	—	(15.7)
Total Live Nation	$(303.2)	$40.0	$0.1	$108.9	$10.6	$(8.1)	$(151.7)	$1.7	$(150.0)

	Three Months Ended March 31, 2020

Concerts	$(161.1)	$2.4	$0.1	$72.2	$—	$(1.7)	$(88.1)	$—	$(88.1)
Ticketing	(15.9)	1.7	—	38.2	20.2	0.7	44.9	—	44.9
Sponsorship & Advertising	38.2	0.9	—	7.5	—	—	46.6	—	46.6
Other & Eliminations	(1.5)	—	—	0.1	(1.4)	—	(2.8)	—	(2.8)
Corporate	(32.4)	6.8	—	4.1	—	0.4	(21.1)	—	(21.1)
Total Live Nation	$(172.7)	$11.8	$0.1	$122.1	$18.8	$(0.6)	$(20.5)	$—	$(20.5)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2021	December 31, 2020
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$3,009,487	$2,537,787
Accounts receivable, less allowance of $70,330 and $72,904, respectively	467,792	486,734
Prepaid expenses	567,969	577,130
Restricted cash	7,970	8,652
Other current assets	42,880	39,465
Total current assets	4,096,098	3,649,768
Property, plant and equipment, net	1,064,171	1,101,414
Operating lease assets	1,381,812	1,424,223
Intangible assets
Definite-lived intangible assets, net	813,806	855,600
Indefinite-lived intangible assets	369,084	369,058
Goodwill	2,113,694	2,129,203
Long-term advances	672,449	668,756
Other long-term assets	408,528	391,281
Total assets	$10,919,642	$10,589,303
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$809,258	$744,096
Accounts payable	72,913	86,356
Accrued expenses	898,518	894,149
Deferred revenue	1,817,328	1,839,323
Current portion of long-term debt, net	37,275	53,415
Current portion of operating lease liabilities	111,252	107,147
Other current liabilities	69,203	72,083
Total current liabilities	3,815,747	3,796,569
Long-term debt, net	5,289,891	4,855,096
Long-term operating lease liabilities	1,408,413	1,445,674
Long-term deferred income taxes	170,622	170,759
Other long-term liabilities	364,699	182,508
Commitments and contingent liabilities
Redeemable noncontrolling interests	264,384	272,449
Stockholders' equity
Common stock	2,160	2,145
Additional paid-in capital	2,431,387	2,386,790
Accumulated deficit	(2,984,026)	(2,676,833)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(173,216)	(177,009)
Total Live Nation stockholders' equity	(730,560)	(471,772)
Noncontrolling interests	336,446	338,020
Total equity	(394,114)	(133,752)
Total liabilities and equity	$10,919,642	$10,589,303

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands, except share and per share data)
Revenue	$290,609	$1,365,693
Operating expenses:
Direct operating expenses	133,966	873,820
Selling, general and administrative expenses	322,853	514,021
Depreciation and amortization	108,876	122,080
Loss on disposal of operating assets	138	130
Corporate expenses	27,948	28,312
Operating loss	(303,172)	(172,670)
Interest expense	70,830	43,999
Interest income	(1,149)	(4,473)
Equity in earnings of nonconsolidated affiliates	(581)	(2,572)
Gain from sale of investments in nonconsolidated affiliates	(55,933)	(3,555)
Other expense (income), net	(6)	8,183
Loss before income taxes	(316,333)	(214,252)
Income tax expense (benefit)	6,389	(3,330)
Net loss	(322,722)	(210,922)
Net loss attributable to noncontrolling interests	(15,529)	(26,138)
Net loss attributable to common stockholders of Live Nation	$(307,193)	$(184,784)

Basic and diluted net loss per common share available to common stockholders of Live Nation	$(1.44)	$(0.94)

Weighted average common shares outstanding:
Basic and diluted	214,531,958	211,048,294

Reconciliation to net loss available to common stockholders of Live Nation:
Net loss attributable to common stockholders of Live Nation	$(307,193)	$(184,784)
Accretion of redeemable noncontrolling interests	(916)	(14,540)
Basic and diluted net loss available to common stockholders of Live Nation	$(308,109)	$(199,324)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(322,722)	$(210,922)
Reconciling items:
Depreciation	56,975	57,844
Amortization	51,901	64,236
Amortization of non-recoupable ticketing contract advances	10,621	18,811
Amortization of debt issuance costs and discounts	9,196	6,871
Non-cash compensation expense	40,017	11,732
Loss (gain) on sale of investments in nonconsolidated affiliates	(53,899)	1,192
Other, net	(6,519)	(19,439)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	21,861	227,913
Decrease (increase) in prepaid expenses and other assets	4,704	(207,157)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(39,044)	(316,204)
Increase in deferred revenue	301,483	996,798
Net cash provided by operating activities	74,574	631,675
CASH FLOWS FROM INVESTING ACTIVITIES
Advances of notes receivable	(10,784)	(10,688)
Collections of notes receivable	884	10,218
Investments made in nonconsolidated affiliates	(5,506)	(5,679)
Purchases of property, plant and equipment	(23,763)	(84,563)
Cash paid for acquisitions, net of cash acquired	(6,132)	(32,508)
Purchases of intangible assets	(5,495)	(206)
Proceeds from sale of investments in nonconsolidated affiliates	60,308	—
Other, net	596	1,055
Net cash provided by (used in) investing activities	10,108	(122,371)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	501,366	419,418
Payments on long-term debt	(80,316)	(6,032)
Distributions to noncontrolling interests	(5,616)	(15,114)
Purchases and sales of noncontrolling interests, net	(3,273)	(14,030)
Proceeds from exercise of stock options	25,794	6,456
Taxes paid for net share settlement of equity awards	(19,944)	(7,445)
Other, net	(994)	(831)
Net cash provided by financing activities	417,017	382,422
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(30,681)	(84,257)
Net increase in cash, cash equivalents, and restricted cash	471,018	807,469
Cash, cash equivalents and restricted cash at beginning of period	2,546,439	2,474,242
Cash, cash equivalents and restricted cash at end of period	$3,017,457	$3,281,711

FIRST QUARTER 2021
Supplemental Information
(unaudited)

Free Cash & Cash Used in the Quarter
Changes to the company’s free cash balance from the end of 2020 to the end of the first quarter of 2021 were as follows:

(in millions)
Free cash balance at 12/31/2020	$643
Operational burn *	(300)
Non-operational cash uses, including capital expenditures, acquisition activity, net advances and interest payments	(13)
Operational contribution margin **	177
Net cash generated from debt raise	417
Inflows / (outflows) from timing classification changes between short-term and long-term	181
Free cash balance at 3/31/2021	$1,105
* Operational burn is our SG&A and Corporate costs less bonus, severance and bad debt but including our call center costs.
** Operational contribution margin is our contribution margin less one-time items (Ticketing refunds, insurance recoveries, and artist advance reserves) and excluding the call center costs we have included in operational burn above.

Ticket Refunds - Q1 2021
The global refund rate for the company’s concerts that are rescheduled and are in or have gone through a refund window was 17% through the end of the first quarter of 2021. For our festivals, where fans can retain their tickets for the rescheduled events, approximately 65% of fans are keeping their tickets.

Across both concerts and festivals, since March 2020, the company has refunded $295 million for rescheduled Live Nation shows and $920 million for canceled Live Nation shows. Of this $1.2 billion total, $495 million was from funds held by third-party venues and $720 million was from Live Nation-held funds.

The company still has some shows in the process of rescheduling, or that are rescheduled but not yet offering refunds. In addition, refunds may occur in the future for additional cancellations or rescheduled events resulting from the global shutdown of our live events. Based on current and estimated future impacted events and fan behavior, we have recorded $89 million in estimated additional fan refunds from Live Nation-held funds as of March 31, 2021. As a result, the company has reclassified these funds from deferred revenue to accrued ticket refunds as of the first quarter of 2021.

Event-Related Deferred Revenue
The company’s deferred revenue for events over the next 12 months was $1,456 million as of March 31, 2021, compared to $1,532 million as of December 31, 2020. The $200 million increase due to ticket sales for future events was offset by $195 million for sales of events that have shifted into 2022, $55 million paid out of Live Nation funds for refunds, and $23 million in currency impacts on our international deferred revenue balances.

(in millions)
Current Deferred Revenue as of 12/31/2020	$1,532
Shift from current deferred revenue to long-term deferred revenue	(195)
Adjustment to estimated additional future refunds from Live Nation-held cash	13
Currency impacts	(23)
Ticket sales in the first quarter of 2021	200
Cash from shows that played off	(16)
Estimated refunds from Live Nation cash	(55)
Current Deferred Revenue as of 3/31/2021	$1,456

In addition, the company had approximately $230 million of long-term event-related deferred revenue at the end of the first quarter of 2021.